Exhibit (c)(30)

Exhibit (C)(30)

DEN A L I E A RNI N G S REVIEW

November 16, 2012

This presentation was prepared exclusively for the benefit and internal use of the J.P. Morgan client to whom it is directly addressed and delivered (including such client’s subsidiaries, the “Company”) in order to assist the Company in evaluating, on a preliminary basis, the feasibility of a possible transaction or transactions and does not carry any right of publication or disclosure, in whole or in part, to any other party. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by J.P. Morgan. Neither this presentation nor any of its contents may be disclosed or used for any other purpose without the prior written consent of J.P. Morgan.

The information in this presentation is based upon any management forecasts supplied to us and reflects prevailing conditions and our views as of this date, all of which are accordingly subject to change. J.P. Morgan’s opinions and estimates constitute J.P. Morgan’s judgment and should be regarded as indicative, preliminary and for illustrative purposes only. In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Company or which was otherwise reviewed by us. In addition, our analyses are not and do not purport to be appraisals of the assets, stock, or business of the Company or any other entity. J.P. Morgan makes no representations as to the actual value which may be received in connection with a transaction nor the legal, tax or accounting effects of consummating a transaction. Unless expressly contemplated hereby, the information in this presentation does not take into account the effects of a possible transaction or transactions involving an actual or potential change of control, which may have significant valuation and other effects.

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Denali – Q3 FY13 earnings summary

Non-GAAP financial results ($mm, except per share data)

	Q3 FY13 Actual	Q3 FY13 Consensus	Q3 FY13 Plan[1]	Q3 FY13 Guidance
Revenue	$13,721	$13,895	$14,100	$13,759 - $14,193[2]
Gross profit	3,013	3,096		
% margin	*22.0%*	*22.3%*		
Operating expenses	2,127	2,168		
% of revenue	*15.5%*	*15.6%*		
Operating income	886	928		
% margin	*6.5%*	*6.7%*		
Net income	679	696		
% margin	*4.9%*	*5.0%*		
Diluted EPS	$0.39	$0.40	$0.37	

Historical performance vs. Street consensus and Board plan

		FY12				FY13		
		Q1 (Apr)	Q2 (Jul)	Q3 (Oct)	Q4 (Jan)	Q1 (Apr)	Q2 (Jul)	Q3 (Oct)
Revenue	Results vs. Street	↓	↓	↓	↑	↓	↓	↓
Revenue	Results vs. plan	↓	↓	↓	↓	↓	↓	↓
EPS	Results vs. Street	↑	↑	↑	↓	↓	↑	↓
EPS	Results vs. plan	↑	↑	↑	↑	↓	↓	↑

Key observations from Q3 FY13 earnings

- **Q3 results came in lower than Street consensus**
  - Revenue: $13.7bn vs. $13.9bn; $14.1bn plan[1]
  - EPS: $0.39 vs. $0.40; $0.37 plan[1]
- **Street guidance for Q4 was reaffirmed**
  - Q4 revenue: 2-5% QoQ growth
  - FY13 EPS: Maintained guidance of at least $1.70
- Strong Q4 close required to meet plan and Street guidance
- Business highlights:
  - Challenging global IT demand environment, especially in core PC business
  - Mixed results from Desktop and Mobility businesses, down (19%) YoY
    - Enhanced focus on business and driving cost-out initiatives
  - ES&S up +3% YoY – strong performance in Servers and Networking, up +11% YoY
  - Mix shift to ES&S partially mitigated margin pressure in Client

Source: Company filings; FactSet for Street consensus; Denali Management for plan
[1] Per 9/21 Denali management plan; [2] Represents management guidance of 2-5% sequential decline based on Q2 FY13 revenue

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Denali's share price performance after earnings release

November 14-16, 2012 intraday stock price performance



Denali stock price ($)
Volume (thousands)
$10.00
$9.50
$9.00
$8.50
$8.00
4,000
3,000
2,000
1,000
0
November 14
November 15
November 16
11/15: Denali releases earnings at 5:00pm ET after market close
9:30:00 AM
11:40:00 AM
1:50:00 PM
4:00:00 PM
11:39:00 AM
1:49:00 PM
4:00:00 PM
11:38:00 AM
1:48:00 PM
4:00:00 PM

14-Nov	Denali	PC					S&P				Enterprise						Services			Software			Index
		Acer	AAPL	ASUS	HP	Lenovo	AVT	IM	NSIT	TECD	CSCO	EMC	IBM	MSFT	NTAP	ORCL	CSC	Wipro	XRX	BMC	CA	SYMC	NASDAQ
	1.9%	0.0%	(1.1%)	(0.3%)	(0.0%)	1.8%	(2.9%)	(1.3%)	(2.3%)	(1.8%)	4.8%	(2.1%)	(1.5%)	(0.9%)	3.0%	(1.5%)	(1.2%)	0.0%	(2.0%)	(1.2%)	(0.9%)	(1.5%)	(1.3%)

15-Nov	Denali	PC					S&P				Enterprise						Services			Software			Index
		Acer	AAPL	ASUS	HP	Lenovo	AVT	IM	NSIT	TECD	CSCO	EMC	IBM	MSFT	NTAP	ORCL	CSC	Wipro	XRX	BMC	CA	SYMC	NASDAQ
	(0.2%)	(0.6%)	(2.1%)	(1.0%)	(0.4%)	0.7%	(0.9%)	(0.8%)	0.0%	(1.1%)	1.6%	0.7%	0.2%	(0.7%)	11.3%	1.3%	(1.1%)	(2.2%)	(0.2%)	(0.6%)	(0.1%)	0.2%	(0.3%)

16-Nov	Denali	PC					S&P				Enterprise						Services			Software			Index
		Acer	AAPL	ASUS	HP	Lenovo	AVT	IM	NSIT	TECD	CSCO	EMC	IBM	MSFT	NTAP	ORCL	CSC	Wipro	XRX	BMC	CA	SYMC	NASDAQ
	(7.3%)	2.4%	0.4%	(0.8%)	(1.8%)	0.0%	(1.1%)	(0.8%)	(1.3%)	0.1%	0.3%	0.0%	0.6%	(0.5%)	0.2%	0.2%	0.1%	(0.5%)	(0.8%)	(0.7%)	(0.8%)	2.3%	0.6%

Source: FactSet, Bloomberg
Note: PC includes Acer, Apple, ASUSTek, HP, Lenovo; S&P includes Avnet, Ingram Micro, Insight, Tech Data; Enterprise includes Cisco, EMC, IBM, Microsoft, NetApp, Oracle; Services includes CSC, Wipro, Xerox; Software includes BMC, CA, Symantec

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Key investor takeaways and post-earnings trading perspectives

Key positives

PC scale and channels are critical for enterprise transition to be successful

Solid performance in Server / Networking, though sustainability of above-peer growth rates remains in question

Commitment to shareholder return with up to 35% of free cash flow viewed as a positive

Lack of share repurchases during the quarter is understandable given M&A, but investors looking forward to more buybacks in the future

Balance sheet remains in good condition, and strong cash flow for the quarter was well received

Key considerations

Denali still heavily tied to the PC market, which investors view as being significantly challenged

Decline in both revenue and gross margin, weak macro backdrop perceived as inhibiting progress of business transition

Storage performance was weaker than expected, and investors are questioning if business has lost its momentum

Concern that Denali is going to get more price competitive in attempt to “defend turf” with less focus on profitability

Trading perspectives

Significant buying by long-only and value-oriented investors in the two weeks leading up to earnings

Hedge funds selling shares post earnings, but not to a significant degree

Long-only funds and value-oriented investors who bought shares over the last two weeks are continuing to hold their positions

Stock price hit a 52-week low of $8.69 late morning, but made back some of the losses before close

3

Media commentary is consistent with investor views

“PCs are in the thick of an industry-wide decline as customers increasingly turn to tablets or smartphones. Late in the quarter, Microsoft released a new version of its operating system, dubbed Windows 8. A new Windows release typically boosted PC sales in the past, but Mr. Gladden said he doesn’t ‘expect the macro environment to get better in the short term.’ To offset the slumping PC business, Denali has been on an acquisition binge, adding a variety of software, storage and networking tools. With one exception—its server and networking business grew 11% over the quarter—revenue in each of Denali’s product categories declined from a year ago.”

–WSJ, Denali Still Struggling Amid Shift in Computer Market, 11/15/12

“Denali forecast a fourth straight quarter of declining sales as diminishing demand for personal computers overshadows the company’s efforts to diversify into more profitable products for data centers. Brian White, an analyst at Topeka Capital Markets in New York, wrote today in a note to clients that Denali’s operating profit, which declined 31 percent in the third quarter, may have bottomed, auguring well for its stock price. The stock has limited downside from current levels as we expect value investors will be attracted.”

– Bloomberg, Denali Sales Forecast Misses Estimates Amid PC-Industry Slump, 11/15/12

“Servers and networking were a bright spot in the quarter, rising by 11% in the case of networking equipment, while PCs and storage equipment fell by double digits on a percentage basis. Most bears, and the bears have the high ground with the stock at the moment, fear anything positive at Denali will be offset by the continued erosion of the PC market.”

– Barron’s, Denali: PCs Obscure Network, Server Strength, 11/15/12

“The company, once the world’s top PC maker and a pioneer in computer supply chain management, is struggling to defend its market share against Asian rivals like Lenovo. It is trying to bolster growth by focusing on products and services to corporations. The company, founded by its chief executive, M.D., said that it saw the challenging global macroeconomic environment continuing in the fourth quarter.”

–NYTimes, Hurt by Rivals From Asia, Denali Profit Falls 47%, 11/15/12

4

Comparison of Analyst Day versus Earnings commentary

	Key themes	Key Analyst Day commentary	Key Earnings commentary
Business strategy	**Business transformation**	+ Committed to long-term business transformation – Macro headwinds and pressure on PC and server	+ Transformation beyond PCs could provide upside – Difficulty for customers to see Denali as enterprise vendor
Business strategy	**Enterprise and PC**	+ Focus on building out specific software capabilities – Value of PC business is not clearly articulated	+ Continued shift to profit maximization and higher margin businesses (e.g., Quest acquisition) – Need to be clearer on PC strategy and winning formula
Business strategy	**SMB focus**	+ SMB market's migration to the cloud is significant opportunity + Investors agree with mid-market focus with bundled offering – Competition increasing in SMB market, particularly in cloud	+ Stability in the SMB market despite softness in other verticals + Ability to provide cost-optimized infrastructure attractive to SMBs – Continued competition in SMB market
Business strategy	**M&A**	+ Sound M&A decisions and effective integration – Integrating sales teams of recently acquired companies may exacerbate sales force issues	+ M&A remains measured and focused on bolt-on acquisitions – Active M&A strategy may be necessary to offset PC declines
Financial guidance	**Guidance and revenue mix**	+ Investors applaud long-term targets and focus out to FY16 + Increasingly diverse revenue mix and shift away from PC – While LT targets may be achievable, they are not conservative – PC assumptions viewed as aggressive – Targets assume market share gains and further M&A	+ Higher value product mix will help offset top-line softness + Opportunity in emerging markets could provide revenue support – Forecast and guidance is questionable, given recent results and PC market instability – Financial targets assume contribution from revenue growth through additional M&A
Financial guidance	**Cost reduction / reinvestment**	+ $2bn+ annual cost savings by FY 2016 + $1bn coming from "core Denali" is well received, as EUC provides cash for redeployment into ES&S – Investors want clarity around amount of cost savings reinvested	+ Reaffirmation of cost reduction strategy – Plans for strategic investments in R&D, including enterprise development, present concerns given declining revenue profile
Financial guidance	**Capital allocation / liquidity**	+ Commitment to capital allocation with the dividend initiation well received by investors – Concerns that the dividend may come at expense of share repurchases and large-scale acquisitions in the U.S.	+ Balance sheet remains strong + Strong rebound in operating cash flow – Lack of share repurchases is questionable but understandable given Quest acquisition

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Consensus estimate trends over the past 3 fiscal quarters – Revenue and EPS

Consensus estimates – FY13E and FY14E revenue ($ in billions)



FY13E
FY14E
2/21/12: FQ1'13 revenue guidance in line with historical sequential decline of 4%¹. FY13E revenue guidance not disclosed
5/22/12: FQ2'13 guidance in line with historical sequential increase of 2% to 4%. FY13E revenue guidance not disclosed
8/21/12: FQ3'13 revenue guidance of 2% to 5% sequential decline due to uncertain macro environment and soft Consumer business. FY13E revenue guidance not disclosed
11/15/12: FQ4'13 revenue guidance of 2% to 5% sequential increase, implying a FY13E revenue guidance of $56.6bn - $57.0bn
$63.2 $64.0
$62.6 $63.7
$62.5 $63.5
$62.5 $63.5
$60.2 $61.3
$60.1 $61.1
$59.9 $60.8
$57.9 $58.1
$57.5 $57.7
$57.5 $57.5
1/31/12
2/29/12
3/31/12
4/30/12
5/31/12
6/30/12
7/31/12
8/31/12
9/30/12
10/31/12

Consensus estimates – FY13E and FY14E EPS



FY13E
FY14E
2/21/12: FY13E EPS guidance of greater than FY12A EPS of $2.13
5/22/12: Acknowledges disappointing start to the year but does not revise FY13E EPS guidance
8/21/12: Lowers FY13E EPS guidance to $1.70 due to uncertain macro environment and competitive dynamics
11/15/12: Reaffirms FY13E EPS guidance of at least $1.70
$2.02 $2.00
$2.11 $2.18
$2.13 $2.18
$2.12 $2.21
$1.94 $2.03
$1.94 $2.03
$1.93 $2.02
$1.76 $1.81
$1.75 $1.79
$1.74 $1.78
1/31/12
2/29/12
3/31/12
4/30/12
5/31/12
6/30/12
7/31/12
8/31/12
9/30/12
10/31/12

Source: Company filings, ThomsonOne

¹ Represents a normalized sequential decline of 7% in revenue (in line with historical trends) after accounting for the 14th week included in FQ1'13

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Key Denali messages during earnings call

- **Consistent progress on strategic plan to deliver end-to-end solutions to customers with a scalable design point**
  - Continued focus on balancing liquidity, profitability and growth
  - Continue to make strategic acquisitions that add enhanced capabilities that address customers' most pressing needs
- **Fully committed to existing strategy and remain focused on profit share and efforts around cost-out initiatives**
- **Stronger cash flow from migration toward greater mix of software and services-based solutions**
- **Invested $4.7bn in FY13 to acquire new capabilities and intellectual property**
  - Added capabilities in security, cloud, data backup and protection, systems management and application modernization through acquisitions of AppAssure, SonicWALL, Wyse, Make, Clerity and Quest
  - Quest will contribute to a higher mix of solutions with more predictable revenue and margin streams
- **Strong growth in Enterprise Solutions and Services, up +5% and +15% for large enterprises and SMBs, respectively**
  - SMB continues to be the most stable customer segment
- **Consumer business continues to be challenged with industry growth occurring predominantly in areas where Denali has chosen not to compete (i.e., low value and entry level desktops and notebooks)**
  - Emerging markets have also slowed and shifted to even lower value products
  - Encouraged by early interest in Windows 8 touch portfolio and new opportunities in commercial and consumer segments
- **Desktop business held its market position relative to last year, but notebooks lost share and underperformed expectations**
- **Areas of concern experienced by Denali and peers**
  - Challenging global IT demand environment
  - Weakness in core PC market
  - Contraction of public sector spending

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Key areas of analyst questioning during earnings call

Business strategy

Has there a been a change in strategy to limit the amount of market share given up, specifically in the enterprise category?

Why retain the PC business longer-term if newer customers driving enterprise growth are not buying Denali PCs?

What are the incremental R&D investments required going forward?

What action plans are in place to improve growth in infrastructure applications and BPO?

What is your component strategy with regards to raw material purchase commitments?

How are you thinking about the current cash balance and are there any plans to be more aggressive with share repurchases, given ongoing pressure on the stock price?

Have you exhausted your capital for stock buybacks this quarter?

Markets

Is the PC market hitting a worse case scenario of 5% decline? Expectations around a long-term market growth rate?

What datapoints are available to support management confidence that the current downturn is a short-term issue?

What is going to change substantially in terms of relative share on a go-forward basis to react to pricing pressure and potentially slowing growth?

Any signs of improvement in the public markets?

Is the tablet industry structurally shifting toward lower profitability?

Financial

What have been the major factors impacting gross margins?

What sort of margin pressure are you seeing on the PC business and specifically on the large enterprise side?

Why not give up some gross margin in order to preserve volume and avoid the descaling risk potential that is mounting?

Any radical action being contemplated to drastically improve margins, aside from the $2bn in cost savings mentioned?

How does cash flow and the cash conversion cycle ultimately change with the shift toward software and services and the move from client to enterprise?

Is sequential revenue growth guidance coming from normal seasonality in addition to Quest, or is there something else to be aware of?

8

Agenda

Page

Appendix 9

„ Lenovo earnings summary

Lenovo’s recent stock performance

Indexed stock price performance (volume in millions)

160% 600

Volume Lenovo NASDAQ

140% 500

120% 400

+9%

100% 300

(2%)

80% 200

60% 100

40% 0

7/3/12 7/27/12 8/23/12 9/18/12 10/12/12 11/9/12

Source: FactSet

Note: Lenovo reported Q2 FY13 results on 11/8/12 after market close

X

I

ND

Lenovo Q2 FY13 earnings release

Earnings summary

Revenue of $8.7bn grew +11% YoY and was above Street consensus of $8.6bn

EPS of $0.02 grew +17% YoY and was in line with Street consensus of $0.02

Outlook:

Management expects to continue strong record of YoY growth in revenue and operating profit

Management expects to outperform worldwide PC market and continue to improve operating margin

Commentary:

PC global market share reached historic high of 15.6%, gaining share across product, customer and geographic segments

– PC shipments up 10% YoY and PC revenues up 5% YoY to $7.7bn

Announced two significations acquisitions: (1) CCE, a leader in PCs and consumer electronics in Brazil and (2)

Stoneware, a cloud computing software company in the U.S.

China PC market remained soft but could improve over the medium term

Market share gain is viewed as the only way to keep improving margins in PCs and low-end smartphones and

Lenovo’s aggressive strategy to gain market share is viewed as favorable

Analysts expect continuous investment in marketing, R&D and capacity expansion in overseas operations to negatively impact Lenovo’s margins

Execution issues in the European consumer PC push and a sharp slowdown in enterprise spending could limit

Analyst commentary on Lenovo earnings

"We expect Lenovo to continue outgrowing the PC market, but the overall challenging environment will still have a negative impact on its absolute growth. We expect Lenovo to see China smartphone business breakeven as soon as this quarter, but sustainable profitability is unlikely."

—Jefferies, 11/8/12

"While we are positive on Lenovo's efforts to expand its product portfolio to become the leader in PC+, we expect continuous investment in marketing, R&D and capacity expansion in overseas operations to drag its margin expansion."

—Nomura, 11/8/12

"It was a solid performance underpinned by superior China sales and improved results from the company's Asia-Pacific, Latin America operations. Other details include operating profit margin (OPM), which rose a mere 10bp QoQ to 2.4%, and Lenovo's market share of the worldwide PC market, which rose to 15.6% in 2Q FY13, a record-high for the company."

—CCB International, 11/8/12

"1) Lenovo's smartphone performance is encouraging; 2) Lenovo's OM in APLA improved to 0.8% on growing scale benefits; 3) Lenovo's OM in EMEA increased to 2% driven by improving consumer PC operations; and 4) Lenovo plans to leverage its PC+ strategy to improve its pre-tax margin to 3-4% in the next three years."

—Deutsche Bank, 11/9/12

"Although management expects the macro environment to be challenging in the coming quarter, it remains optimistic that Lenovo will continue to enjoy volume growth and outpace industry growth again. The key message we got from the briefing is that Lenovo will continue to focus on profitability in this soft environment. Lenovo remains one of the few PC OEMs that will continue to outperform the overall PC industry."

—CIMB, 11/8/12

"[Lenovo's] PC growth outpaced the global market for the 14th consecutive quarter; it became the largest PC vendor with 15.6% share per Gartner (closed the gap to #1 to 20 bp per IDC); #1 position in 5 of the top 10 PC countries – China, Germany, Russia, Japan, and India; China smartphone share hit #2; its Asia-Pac/Latin geo unit turned a profit (0.8% OPM); and EMEA OPM hit 2.0%."

—Credit Suisse, 11/9/12

APPENDIX
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